EXHIBIT 5.1

[Letterhead of Stoel Rives LLP]

June 21, 2001

Bioject Medical Technologies Inc.
7620 SW Bridgeport Road
Portland, Oregon 97224

Gentlemen and Ladies:

        We have acted as counsel for Bioject Medical Technologies, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the resale of 2,036,898 shares of common stock, without par value, (the “Shares”) of the Company by the holders thereof (the “Selling Shareholders”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

2. The currently outstanding Shares have been duly authorized and are legally issued, fully paid, and nonassessable; and

        3.    Shares subject to warrants that may be exercised and sold under the Registration Statement have been duly authorized, and when issued in accordance with the terms of those warrants, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S / STOEL RIVES LLP